Exhibit 4.3

EXECUTION VERSION

FREEPORT-MCMORAN COPPER & GOLD INC.,

Company,

FREEPORT-MCMORAN OIL & GAS LLC,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

SUPPLEMENTAL INDENTURE

Dated as of May 31, 2013

to

Indenture dated as of March 7, 2013

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 31, 2013, among FREEPORT-MCMORAN OIL & GAS LLC (f/k/a IMONC LLC) (the “New Guarantor”), a Delaware limited liability company and a subsidiary of FREEPORT-MCMORAN COPPER & GOLD INC. (or its successor), a Delaware corporation (the “Company”), the Company and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of March 7, 2013 providing for the issuance of the Company’s 2.375% Senior Notes due 2018, 3.100% Senior Notes due 2020, 3.875% Senior Notes due 2023 and 5.450% Senior Notes due 2043 (collectively, the “Securities”);

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows (capitalized terms used herein and not defined shall have the meaning ascribed to them in the Indenture):

1. Agreement to Guarantee. The New Guarantor hereby agrees to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 13 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FREEPORT-MCMORAN OIL & GAS LLC

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Treasurer

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
	Name:	/s/ Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

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